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EXHIBIT 32.2

CORPORATE OFFICE PROPERTIES TRUST
CERTIFICATIONS REQUIRED BY
RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

        In connection with the Quarterly Report of Corporate Office Properties Trust (the "Company") on Form 10-Q for the quarterly period ended June 30, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Randall M. Griffin, President and Chief Operating Officer of the Company, certify that based on my knowledge:

        (1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

        (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Randall M. Griffin Randall M. Griffin President and Chief Operating Officer

Date: August 12, 2003

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  EXHIBIT 32.2